Exhibit 21.1
Subsidiaries of TRM Corporation (formerly TRM Copy Centers Corporation)

State or Place
Subsidiary	of Incorporation
TRM Copy Centers (USA) Corporation	Oregon
TRM (Canada) Corporation [1]	Ontario
FPC France Ltd. [1]	Oregon
TRM ATM Corporation	Oregon
TRM ATM Acquisition Corporation	Delaware
S-3 Corporation [1]	Delaware
Access Cash International LLC [1]	Delaware
TRM Services Limited	U.K.

[1]	TRM (Canada) Corporation and FPC France Ltd. are subsidiaries of TRM Copy Centers (USA) Corporation. S-3 Corporation and Access Cash International LLC are subsidiaries of TRM ATM Corporation.